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                                                                      EXHIBIT 20

NEWS RELEASE                                                        [CIGNA LOGO]

For Release:   IMMEDIATE                                       One Liberty Place
                                                              1650 Market Street
                                                                   P.O. Box 7716
                                                      Philadelpha, PA 19192-1550
                                                                  (215) 761-1000


Contact: ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133



                       CIGNA'S FIRST QUARTER 1996 RESULTS
                    CONTINUED STRONG OPERATING INCOME GROWTH



PHILADELPHIA, APRIL 30, 1996 -- CIGNA Corporation (NYSE:CI) today reported first quarter 1996 operating income* of $219 million, or $2.85 on a primary earnings per share basis, versus $146 million, or $2.02 per share, reported in the first quarter of 1995. First quarter 1996 operating results reflect continued progress in all businesses, particularly in the property and casualty segment.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS
This segment, which includes CIGNA's HMO and indemnity operations, had operating income of $112 million in the first quarter of 1996. This compares with operating income of $104 million in the first quarter of 1995.

HMO medical membership grew by 350,000 covered lives or 9% in the quarter and by 450,000 covered lives, or 12% since March 31, 1995.


* OPERATING INCOME IS DEFINED AS NET INCOME EXCLUDING REALIZED INVESTMENT GAINS AND LOSSES.
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EMPLOYEE RETIREMENT AND SAVINGS BENEFITS
This segment, which operates in the defined contribution and defined benefit markets, had operating income of $51 million in the first quarter of 1996.
This compares with operating income of $49 million in the first quarter of 1995.

Assets under management at March 31, 1996 were $38.1 billion, an increase of 9% from $35.0 billion as of March 31, 1995.

INDIVIDUAL FINANCIAL SERVICES
This segment, which includes individual and corporate-owned life insurance, life, accident and health reinsurance, and annuity businesses, had operating income of $32 million in the first quarter of 1996. This compares with operating income of $31 million in the first quarter of 1995.

PROPERTY AND CASUALTY
The property and casualty (P&C) segment had operating income of $42 million for the first quarter of 1996. This compares with an operating loss of $19 million for the first quarter of 1995.

The P&C segment consists of the Ongoing operations, International and Domestic, and the Run-off operations.

Amounts for 1995 are reported on a pro forma basis as though the Domestic P&C restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the
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restructuring actually occurred as of January 1, 1995.  Consolidated P&C segment amounts for 1995 did not change.

International had operating income for the first quarter of 1996 of $29 million, compared with income of $18 million in 1995. The GAAP combined ratio after policyholders' dividends was 95.0% for the first quarter of 1996, compared with 97.5% for the comparable period of 1995.


Domestic had operating income of $12 million for the first quarter of 1996, compared with a loss of $14 million in 1995. The GAAP combined ratio after policyholders' dividends for the first quarter of 1996 was 115.2%, compared with 118.8% for the comparable period of 1995.

Pre-tax catastrophe losses for the Ongoing operations were $23 million and $14 million for the first quarter of 1996 and 1995, respectively.

Run-off had operating income of $1 million in the first quarter of 1996, compared with an operating loss of $23 million for the same period in 1995.

OTHER
Other Operations, which includes unallocated investment income, expenses and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $18 million in the first quarter of 1996. This compares with an operating loss of $19 million in the first quarter of 1995.

NET INCOME
Consolidated net income was $238 million ($3.10 primary earnings per share), compared with $290 million ($4.00 per share) a year ago. The 1996 first quarter consolidated net income
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included after-tax realized investment gains of $19 million ($0.25 per share), compared with gains of $144 million ($1.98 per share) for the same period of 1995. The significant investment gains in the first quarter of 1995 reflected the effects of restructuring the equity portfolio.

REVENUES
Consolidated revenues for the first quarter of 1996 were $4.6 billion, compared with $4.8 billion for the same period in 1995.

ASSETS/SHAREHOLDERS' EQUITY
Assets at March 31, 1996 were approximately $95.4 billion, compared with approximately $95.9 billion at year-end 1995. Shareholders' equity was $6.9 billion ($89.74 per share) at March 31, 1996, compared with $7.2 billion ($93.76 per share) at December 31, 1995.


                                      ###
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CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)                     [CIGNA LOGO]

====================================================================================================================================
                                                                                                            THREE MONTHS ENDED
                                                                                                                MARCH 31,
                                                                                                         1996                 1995
- ------------------------------------------------------------------------------------------------------------------------------------
  REVENUES
      Premiums and fees                                                                            $       3390         $      3418
      Net investment income                                                                                1083                1027
      Other revenues                                                                                        142                 127
      Realized investment gains                                                                              30                 182
- ------------------------------------------------------------------------------------------------------------------------------------
           Total                                                                                   $       4645         $      4754
- ---------------------------------------------------------------------------------------------------=================================
  OPERATING INCOME (LOSS) BY SEGMENT (1)
      Employee Life and Health Benefits:
          Indemnity operations                                                                     $         56         $        47
          HMO operations                                                                                     56                  57
                                                                                                   -------------        ------------
            Total Employee Life and Health Benefits                                                         112                 104
      Employee Retirement and Savings Benefits                                                               51                  49
      Individual Financial Services                                                                          32                  31
      Property and Casualty (2):
         Domestic                                                                                            12                 (14)
         International                                                                                       29                  18
                                                                                                   -------------        ------------
            Ongoing operations                                                                               41                   4
         Run-off operations                                                                                   1                 (23)
                                                                                                   -------------        ------------
               Total Property and Casualty                                                                   42                 (19)
       Other Operations                                                                                     (18)                (19)
- ------------------------------------------------------------------------------------------------------------------------------------
          Total                                                                                    $        219         $       146
- ---------------------------------------------------------------------------------------------------=================================
  NET INCOME (LOSS) BY SEGMENT
      Employee Life and Health Benefits:
          Indemnity operations                                                                     $         54         $       128
          HMO operations                                                                                     56                  57
                                                                                                   -------------        ------------
            Total Employee Life and Health Benefits                                                         110                 185
      Employee Retirement and Savings Benefits                                                               61                  51
      Individual Financial Services                                                                          34                  33
      Property and Casualty (2):
         Domestic                                                                                            17                  37
         International                                                                                       36                  16
                                                                                                   -------------        ------------
            Ongoing operations                                                                               53                  53
         Run-off operations                                                                                  (3)                (27)
                                                                                                   -------------        ------------
               Total Property and Casualty                                                                   50                  26
      Other Operations                                                                                      (17)                 (5)
- ------------------------------------------------------------------------------------------------------------------------------------
          Total                                                                                    $        238         $       290
- ---------------------------------------------------------------------------------------------------=================================
  SHAREHOLDERS' EQUITY at March 31                                                                 $       6863         $      6187
- ---------------------------------------------------------------------------------------------------=================================
  WEIGHTED AVERAGE SHARES
      OUTSTANDING  (thousands)                                                                           76,886              72,441
- ---------------------------------------------------------------------------------------------------=================================
  PRIMARY EARNINGS PER SHARE:
      Operating income (1)                                                                         $       2.85         $      2.02
      After-tax realized investment gains                                                                  0.25                1.98
- ------------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                                   $       3.10         $      4.00
- ---------------------------------------------------------------------------------------------------=================================
  Shareholders' equity per share at March 31                                                       $      89.74         $     85.45
- ---------------------------------------------------------------------------------------------------=================================


   (1) Operating income is defined as net income excluding after-tax realized investment results.


   (2) Amounts for the Property and Casualty segment's Domestic and Run-off operations for 1995 are reported on a pro forma basis as though the Property and Casualty restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Consolidated Property and Casualty segment amounts for 1995 did not change.